UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2020

THE COOPER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8597	94-2657368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6101 Bollinger Canyon Road, Suite 500, San Ramon, California 94583

(Address of principal executive offices)

(925) 460-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $.10 par value	COO	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Entry into Revolving Credit and Term Loan Agreement dated April 1, 2020

On April 1, 2020, The Cooper Companies, Inc. (the “Company”) entered into a Revolving Credit and Term Loan Agreement (the “Credit Agreement”), among the Company, CooperVision International Holding Company, LP (“CooperVision International”), CooperSurgical Netherlands B.V. (“Cooper Netherlands”), CooperVision Holding Kft. (“Cooper Kft”, and together with the Company, CooperVision International and Cooper Netherlands individually each a “Borrower” and collectively, the “Borrowers”), the lenders from time to time party thereto, KeyBank National Association (“KeyBank”), as administrative agent, PNC Bank, National Association (“PNC Bank”), and TD Bank, N.A., as syndication agents, and Bank of the West, Citizens Bank, N.A., Muzuho Bank, Ltd., The Bank of Nova Scotia, U.S. Bank National Association, and Wells Fargo Bank, National Association, as documentation agents. The Credit Agreement provides for (a) a multicurrency revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of $1.290 billion and (b) a term loan facility (the “Term Loan Facility”) in an aggregate principal amount of $850.0 million, each of which, unless terminated earlier, mature on April 1, 2025. In addition, the Company has the ability from time to time to request an increase to the size of the revolving credit facility or establish one or more new term loans under the term loan facility in an aggregate amount up to $1.605 billion, subject to the discretionary participation of the lenders.

Amounts outstanding under the Company’s new credit facility will bear interest, at the Company’s option, at either the base rate, which is a rate per annum equal to the greatest of (a) KeyBank’s prime rate, (b) one-half of one percent in excess of the federal funds effective rate and (c) one percent in excess of the adjusted London interbank offered (“LIBO”) rate for a one month interest period on such day, or the adjusted LIBO rate or adjusted foreign currency rate, plus, in each case, an applicable rate of, initially, zero basis points, in respect of base rate loans, and 87.5 basis points, in respect of adjusted LIBO rate or adjusted foreign currency rate loans. Following a specified period after the closing date, the applicable rates will be determined quarterly by reference to a grid based upon the Company’s ratio of consolidated net indebtedness to consolidated EBITDA, each as defined in the Credit Agreement. During the term of the Revolving Credit Facility, the Borrowers may borrow, repay and re-borrow amounts available under the Revolving Credit Facility, subject to voluntary reduction of the revolving commitment.

The Company pays an annual commitment fee that ranges from 0.10% to 0.20% of the unused portion of the Revolving Credit Facility based upon the Company’s ratio of consolidated net indebtedness to consolidated EBITDA, each as defined in the Credit Agreement. In addition to the annual commitment fee described above, the Company is also required to pay certain letter of credit and related fronting fees and other administrative fees pursuant to the terms of the Credit Agreement.

The Company’s new credit facility is not secured by any of its or any of its subsidiaries’ (including CooperVision International’s, Cooper Netherlands’ or Cooper Kft’s) assets. All obligations under the new credit facility will be guaranteed by each of the Company’s existing and future direct and indirect domestic material subsidiaries, as defined in the Credit Agreement. Each of CooperVision International, Cooper Netherlands and Cooper Kft is responsible only for its own respective obligations, if any, under the new credit facility and do not guaranty any of the Company’s obligations under the new credit facility.

The new credit facility is not subject to amortization and is not subject to mandatory prepayments prior to maturity (other than if the aggregate amount of the revolving loans and/or the letters of credit outstanding exceed the aggregate amount of the revolving commitments of the lenders and/or the letter of credit commitment of the issuing bank thereunder, respectively). The Borrowers may prepay loan balances from time to time, in whole or in part, without premium or penalty (other than any related breakage costs).

The Credit Agreement contains customary restrictive covenants, as well as financial covenants that require the Company to maintain a certain total leverage ratio and interest coverage ratio, each as defined in the Credit Agreement. The Credit Agreement also contains customary events of default, the occurrence of which would permit KeyBank as the administrative agent to declare the principal, accrued interest and other obligations of the Borrowers under the agreement to be immediately due and payable.

On April 1, 2020, the Company borrowed $850.0 million under the Term Loan Facility and $445.0 million under the Revolving Credit Facility and used the proceeds to fully repay all borrowings outstanding under the 2017 Term Loan and transfer all letters of credit outstanding under the 2016 Credit Agreement to the Credit Agreement, as further described in Item 1.02 below.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Amendment of Loan Agreement

On April 1, 2020, the Company entered into Amendment No. 2 to Loan Agreement (the “Second Amendment to 2018 Loan Agreement”), among the Company, the lenders party thereto, and PNC Bank, as administrative agent, to amend the Loan Agreement, dated as of November 1, 2018 (as previously amended, the “2018 Loan Agreement”), by and among the Company, the lenders from time to time party thereto, Bank of America, N.A. as syndication agent, and PNC Bank, as administrative agent. The Second Amendment to 2018 Loan Agreement modifies the 2018 Loan Agreement by, among other things, conforming certain provisions therein to those contained in the Credit Agreement.

The foregoing description of the Second Amendment to 2018 Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On April 1, 2020, in connection with the Company’s entry into the Credit Agreement, the Company terminated its existing Revolving Credit and Term Loan Agreement, dated as of March 1, 2016 (as subsequently amended, the “2016 Credit Agreement”), among the Company, CooperVision International, the lenders from time to time party thereto, KeyBank, as administrative agent, Bank of America, N.A., DNB Bank ASA, New York Branch, JPMorgan Chase Bank, N.A., and MUFG Union Bank, N.A., as syndication agents, Citibank, N.A. and Wells Fargo Bank, National Association, as documentation agents, and TD Bank, N.A., PNC Bank, and U.S. Bank, National Association, as senior managing agents. In connection with the termination, all letters of credit outstanding under the 2016 Credit Agreement were transferred to the Credit Agreement.

On April 1, 2020, in connection with the Company’s entry into the Credit Agreement, the Company terminated its existing Loan Agreement, dated as of November 1, 2017 (the “2017 Term Loan”), among the Company, the lenders from time to time party thereto, DNB Bank ASA, New York Branch, as administrative agent, Bank of America, N.A., JPMorgan Chase Bank, N.A., and KeyBank, as syndication agents, and Bank of the West, MUFG Union Bank, N.A., PNC Bank, TD Bank, N.A., U.S. Bank National Association, and Wells Fargo Bank, National Association, as documentation agents. In connection with the termination, all borrowings outstanding under the 2017 Term Loan were repaid.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 2.03 by reference.

Item 7.01.    Regulation FD Disclosure.

On April 1, 2020, the Company issued a press release announcing that it had entered into the Credit Agreement. A copy of this release is attached hereto as Exhibit 99.1. Internet addresses in the release are for information purposes only and are not intended to be hyperlinks to other information of the Company.

The information in this report furnished pursuant to Item 7.01, including Exhibit 99.1 attached hereto, will not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or the Securities Act of 1933, as amended, if such subsequent filing specifically references the information furnished pursuant to Item 7.01 of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1

Revolving Credit and Term Loan Agreement, dated as of April 1, 2020, among the Company, CooperVision International Holding Company, LP, CooperSurgical Netherlands B.V., CooperVision Holding Kft., the lenders from time to time party thereto and KeyBank National Association, as administrative agent.

10.2	Amendment No. 2 to Loan Agreement, dated as of April 1, 2020, among the Company, the lenders party thereto, and PNC Bank, National Association, as administrative agent.
99.1	Press Release dated April 1, 2020, of the Company.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COOPER COMPANIES, INC.

By:	/s/ Brian G. Andrews
Brian G. Andrews
Chief Financial Officer & Treasurer

Dated: April 2, 2020